Exhibit 5.1

Michael L. Labertew, Esq.
Labertew & Associates, LLC
Investment, Business & Bankruptcy Attorneys
4764 South 900 East #3
Salt Lake City, Utah 84117

J. William Kirch
1533 Jamestown Drive
Murray UT 84121

Gentlemen:

We have acted as counsel for OPU, Inc., a Utah corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-1, (the “Registration Statement”) covering an aggregate amount of Four Million Three Hundred Sixteen Thousand (4,316,000) shares of the  Company’s common stock $0.001 par value (the “Shares”), to be sold to the public by the Selling Shareholders on a best efforts basis without the use of any underwriters.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (1) Certificate of Incorporation of the Company; (2) By-Laws of the Company; (3) the Registration Statement and all exhibits thereto; and (4) Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

This opinion is limited to the laws of the State of Utah and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.  The Shares, when sold, were legally issued, fully paid and non-assessable Shares of the Company.

The authorized capital stock of the Company consists of Fifty Million (50,000,000) shares of common stock, par value $0.001, of which there are Twelve Million Three Hundred Sixteen Thousand (12,316,000) shares issued and outstanding; and Ten Million (10,000,000) shares of preferred stock, par value $0.001, of which there are no shares issued and outstanding.  Based upon my review of the Company's documentation, it is my opinion that proper corporate proceedings have been taken to validly authorize such capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and are non-assessable under the laws of the state of Utah.

We hereby consent to to be named in the registration statement  in the section caption “Legal Representation” and of the reference to this opinion and of the use of this opinion as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.  Nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Michael L. Labertew
Michael L. Labertew, Esquire